Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered on November __, 2025 (the “Effective Date”) between cbdMD, Inc., a North Carolina corporation whose principal place of business is 2102 Westinghouse Blvd., Suite A, Charlotte, NC 28273 (the “Corporation”) and T. Ronan Kennedy, an individual whose address is 2713 Full Circle, Raleigh, NC 27613 (the “Executive”).

RECITALS

WHEREAS, the Corporation produces and distributes various high-grade, premium cannabidiol CBD products (the “Business”).

WHEREAS, the Corporation employs the Executive under that certain Executive Employment Agreement dated October 1, 2021 which has expired.

WHEREAS, the Corporation desires to continue to employ the Executive and the Executive desires to continue to be employed by the Corporation pursuant to the terms of this Agreement.

WHEREAS, the Executive, by virtue of the Executive's employment with the Corporation, will become familiar with and possess with the manner, methods, trade secrets and other confidential information pertaining to the Corporation's business, including the Corporation's client base.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Corporation and the Executive do hereby agree as follows:

1.    Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2.    Employment. The Corporation hereby agrees to employ the Executive, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

3.    Authority and Power During Employment Period.

a.    Duties and Responsibilities. During the term of this Agreement, the Executive will serve as Chief Executive Officer and Chief Financial Officer and in this capacity, shall serve as the Corporation’s principal executive and financial officer and perform such other or additional duties and responsibilities consistent with Executive’s title(s), status, and position as the Chief Executive Officer and Chief Financial Officer and may work remotely and shall report directly to the Corporation’s Board of Directors.

b.    Time Devoted. Throughout the term of the Agreement, the Executive shall devote substantially all of the Executive’s business time and attention to the business and affairs of the Corporation consistent with the Executive's senior executive position with the Corporation, except for reasonable vacations and except for illness or incapacity, but nothing in the Agreement shall preclude the Executive from engaging in personal business, including as a corporate director, charitable and community affairs, or other passive investments, provided that such activities do not materially interfere with the regular performance of the Executive's duties and responsibilities under this Agreement.

4.    Term. The Term of employment hereunder will commence on the Effective Date and end on the third (3rd) anniversary of the Effective Date (the “Term”) and shall automatically be extended for additional one (1) year periods (each a “Renewal Term”) unless either party provides written notice of non-renewal to the other party at least sixty (60) days before the expiration of the Term or the Renewal Term, as the case may be, or unless this Agreement shall have been terminated pursuant to Section 6 of this Agreement. If the Corporation provides notice of non-renewal, such non-renewal shall be treated as a termination without Cause under Section 6d.

5.    Compensation and Benefits. During the term of this Agreement the Executive shall be entitled to the following compensation and benefits:

a.    Salary. The Executive shall be paid a base salary of $340,000 (“Base Salary”), payable in accordance with the Corporation's standard payroll policies from time to time for senior executives.

b.    Performance Bonus Opportunities.

(1)

The Executive shall be eligible to receive quarterly performance bonuses of $35,000 per quarter (or up to $140,000 per annum) (the “Performance Bonus”). The Performance Bonus shall be paid within the first month of the quarter following the quarter in which it is earned. The Performance Bonus shall be based upon Executive’s achievement of quarterly performance goals established by the Board upon recommendation by the Corporation’s Compensation, Nominating and Corporate Governance Committee (the “Committee”). Such performance goals shall be established by the Board of Directors no later than 30 days after the beginning of each quarter and shall be objective, measurable, and reasonably achievable. If the Board of Directors fails to establish performance goals within such timeframe, the Executive shall be entitled to the full Performance Bonus for that quarter. If the Corporation develops a sustainable business generating positive EBITDA, an escalator shall apply based on the extent of overachievement of the established performance goals. For every 10% positive variance above target performance, the Performance Bonus shall increase by 10%, up to a maximum of 25% above the target bonus (for a total potential annual bonus of up to $175,000).

(2)

The determination of the achievement of the quarterly performance goals shall be made by the Committee as soon as practicable following the completion of the Corporation’s quarterly financial statements for the applicable fiscal quarter. The payment of each Performance Bonus, if any, shall be made to the Executive within sixty (60) days of such determination.

c.    Discretionary Bonus.

(1)

The Committee shall review the Executive’s performance on an annual basis, and in connection with such annual review, the Executive may be entitled to receive an annual discretionary bonus (the “Annual Discretionary Bonus”) in such amount as may be determined by the Board of Directors, upon recommendation of the Committee, in its reasonable discretion, taking into account the Executive's performance, the Corporation's financial performance, and market compensation for comparable positions.

(2)

The Committee shall commence each annual review by the last business day of January of the year following the review year. The Annual Discretionary Bonus, if any, shall be paid to the Executive by the last business day of February of the year following the review year, or, if no Annual Discretionary Bonus is awarded, the Committee shall so notify the Executive in writing of such determination by that same deadline. For example, the Committee review for the year ending December 31, 2025 shall commence no later than January 31, 2026, and, assuming an Annual Discretionary Bonus is to be awarded, the Executive shall be paid the Annual Discretionary Bonus for the year ending December 31, 2025 on or before February 28, 2026. The Annual Discretionary Bonus, if any, may be paid to the Executive in the form of cash, equity awards made under the Corporation’s 2021 Equity Compensation Plan or such other compensation plan as may be adopted by the Corporation and its shareholders (collectively, the “Plan”) or a combination thereof, as determined by the Committee in its sole discretion.

(3)	Any Annual Discretionary Bonus may be granted to the Executive pursuant to the terms and conditions of the Plan or otherwise.

d.    Restricted Stock Award; Stock Options. As of the Effective Date, the Corporation shall grant to the Executive the restricted stock awards and/or stock options as set forth in the award agreement(s) attached hereto as Exhibit A and incorporated herein by such reference.

e.    Executive Benefits. The Executive shall be entitled to participate in all benefit programs of the Corporation currently existing or hereafter made available to executive and/or salaried employees including, but not limited to, stock option plans, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, salary continuation, vacation and holidays, long-term disability, and other fringe benefits.

f.    Vacation. During each fiscal year of the Corporation, the Executive shall be entitled to five weeks of paid vacation.

g.    Business Expense Reimbursement. The Executive shall be entitled to receive proper reimbursement for all reasonable, out of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Corporation) in performing services hereunder, provided the Executive properly accounts therefor.

h.    Termination and Clawback Provisions. The Executive shall continue to receive salary compensation only for the period ending with the effective date of such termination as provided in Section 6. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Corporation which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Corporation pursuant to any such law, government regulation or stock exchange listing requirement).

6.    Termination.

a.    Death.  If Executive shall die while employed by the Corporation (during the Term of this Agreement or otherwise), except as otherwise provided herein, all of Executive’s rights under this Agreement shall terminate following the payment of (1) such amounts of Base Salary that have accrued but remain unpaid; (2) the payment of a pro rata portion of his target bonus amount under the Performance Bonus through the month in which his death occurs; and (3) three additional months of such Base Salary and bonus payments. The Executive’s eligible dependents shall also receive continued benefit plan coverage under Section 5(d) for three months from the date of Executive’s death.

b.    Disability.

(1)

The Executive's employment will terminate in the event of his disability, upon the first day of the month following the determination of disability as provided below. Following such a termination, the Executive shall be entitled to compensation in accordance with the Corporation's disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive his Base Salary, at the annual rate in effect immediately prior to the commencement of disability, for 12 months after the termination. Any amounts provided for in this Section 6b shall not be offset by other long-term disability benefits provided to the Executive by the Corporation or Social Security.

(2)

“Disability,” for the purposes of this Agreement, shall be deemed to have occurred if (A) the Executive is unable, by reason of a physical or mental condition, to perform the essential functions of his duties under this Agreement, even with reasonable accommodation, for an aggregate of one hundred 180 consecutive days or two hundred 240 days in any 12-month period or (B) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. The determination of disability under subsection (A) shall be made by a physician mutually agreed upon by the Corporation and the Executive (or its representatives).

Anything herein to the contrary notwithstanding, if, following a termination of employment due to disability, the Executive becomes re-employed, whether as an executive or a consultant, any compensation, annual incentive payments or other benefits earned by the Executive from such employment shall be offset against any compensation continuation due to the Executive hereunder.

c.    Termination by the Corporation For Cause.

(1)

Nothing herein shall prevent the Corporation from terminating Executive for Cause, as hereinafter defined. The Executive shall continue to receive compensation only for the period ending with the date of such termination as provided in this Section 6c. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(2)

“Cause” shall mean (A) committing or participating in an injurious act of fraud, gross neglect, misrepresentation, or embezzlement against the Corporation; (B) committing or participating in any other injurious act or omission in a wanton, willful, reckless, or grossly negligent manner against the Corporation; (C) engaging in a criminal enterprise involving moral turpitude; or (D) conviction for a felony under the laws of the United States or any state thereof;

(3)

Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in Section 6c(2) of this Agreement and specifying the particulars thereof and the Executive shall be given a thirty (30) day period to cure such conduct set forth in Section 6c(2).

d.	Termination by the Corporation Other Than For Cause and Not in Connection with a Change of Control.

(1)

The foregoing notwithstanding, the Corporation may terminate the Executive's employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 6c above, the Corporation may terminate this Agreement upon giving the Executive thirty (30) days' prior written notice. During such thirty (30) day period, the Executive shall continue to perform the Executive's duties pursuant to this Agreement. Notwithstanding any such termination, the Corporation shall continue to pay to the Executive the Base Salary he would be entitled to receive under this Agreement for the balance of the Term of this Agreement in accordance with the Corporation's regular payroll policies (the “Severance Amount”); provided that, in no event shall the Severance Amount be for less than 12 months of such Base Salary (one-half of the total Base Salary amount) regardless of when such Term or Renewal Term would have ended. Furthermore, in the event of a constructive termination pursuant to Section 6f(3), the Executive shall be entitled to receive the Severance Amount at the Base Salary rate that was in effect immediately prior to the material reduction giving rise to such constructive termination.

(2)

In the event that the Executive’s employment with the Corporation is terminated pursuant to this Section 6d, Section 6f, or Section 6g then Section 7a of this Agreement and all references thereto shall be null and void and have no effect as to the Executive and the Corporation. In addition, in the event that the Executive’s employment with the Corporation is terminated pursuant to this Section 6d, Section 6f, or Section 6g, any stock options and/or restricted shares granted to the Executive during the Term that are unvested as of the termination date shall immediately accelerate and become fully vested as of the termination date. The Executive shall have up to twelve (12) months following the termination date to exercise any vested stock options in accordance with the applicable equity award agreements.

e.    Voluntary Termination. If the Executive terminates the Executive's employment on the Executive's own volition (except as provided in Section 6f) prior to the expiration of the Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Cause as provided in Section 6c.

f.    Constructive Termination of Employment. A termination by the Corporation without Cause under Section 6d shall be deemed to have occurred upon the occurrence of one or more of the following events without the express written consent of the Executive:

(1)	a material breach of the Agreement by the Corporation; or

(2)	failure by a successor company to assume the obligations under the Agreement; or

(3)	a material reduction in Executive’s Base Salary; or

(4)	a material reduction in Executive’s title; or

(5)	the relocation of Executive’s then-principal place of employment; or

(6)	a material change in the Executive’s duties and responsibilities as described in Section 3a hereof.

Anything herein to the contrary notwithstanding, the Executive shall give written notice to the Board of Directors of the Corporation that the Executive believes an event has occurred which would result in a Constructive Termination of the Executive's employment under this Section 6f, which written notice shall specify the particular act or acts, on the basis of which the Executive intends to so terminate the Executive's employment, and the Corporation shall then be given the opportunity, within thirty (30) days of its receipt of such notice, to cure said event; provided, however, there shall be no period permitted to cure a second occurrence of the same event and in no event will there be any period to cure following the occurrence of two events described in this Section 6f.

g.    Change in Control. If at any time during the Term, Executive’s employment with the Corporation is terminated by the Corporation not for Cause within one year after the Change of Control (as hereinafter defined) or in the 90 days prior to the Change of Control, the Corporation shall pay to Executive an amount equal to the greater of (i) 1.5 multiplied by Executive’s Base Salary that Executive is then earning or (ii) all Executive’s Base Salary remaining to be paid to Executive during the Initial Term, including all remaining Performance Bonus, payable in a lump-sum payment on the termination date of Executive’s employment hereunder but not earlier than the closing of the Change of Control. For purposes hereof, a “Change of Control” shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is in fact required to comply with that regulation, provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding securities; or (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clauses (A) or (D) of this Section) whose election by the Board of Directors or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority; (C) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Corporation; or (D) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to it continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) of more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation’s assets.

7.    Covenant Not To Compete and Non-Disclosure of Information.

a.    Covenant Not To Compete. The Executive acknowledges and recognizes the highly competitive nature of the Corporation's Business and the goodwill, continued patronage, and the names and addresses of the Corporation's Clients (as hereinafter defined) constitute a substantial asset of the Corporation having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, and as except as may specifically otherwise approved by the Corporation’s Board of Directors, the Executive agrees to the following:

(1)

That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than four and ninety-nine one hundreds percent (4.99%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.

(2)

That during the Restricted Period and within the Restricted Area, the Executive will not, directly or indirectly, compete with the Corporation by soliciting, inducing or influencing any of the Corporation's Clients which have a business relationship with the Corporation at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Corporation.

(3)

That during the Restricted Period and within the Restricted Area, the Executive will not (A) directly or indirectly recruit, solicit or otherwise influence any employee or independent contractor of the Corporation to discontinue such employment or engagement with the Corporation, or (B) employ or seek to employ, or cause or permit any business which competes directly or indirectly with the Business Activities of the Corporation (the “Competitive Business”) to employ or seek to employ for any Competitive Business any person who is then (or was at any time within two (2) years prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed by the Corporation (unless as a response to a general solicitation for employment).

b.    Non-Disclosure of Information. The Executive acknowledges that the Corporation's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Corporation's sources, products, services, pricing, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Corporation and/or the Corporation's Clients, and (the “Proprietary Information”) are valuable, special and unique assets of the Corporation, access to and knowledge of which are essential to the performance of the Executive hereunder. In light of the highly competitive nature of the industry in which the Corporation's business is conducted, the Executive agrees that all Proprietary Information, heretofore or in the future obtained by the Executive as a result of the Executive's association with the Corporation shall be considered confidential.

In recognition of this fact, the Executive agrees that the Executive, during the Restricted Period, will not use or disclose any of such Proprietary Information for the Executive's own purposes or for the benefit of any person or other entity or organization (except the Corporation) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Corporation, the Executive is legally required to disclose such Proprietary Information. Documents (as hereinafter defined) prepared by the Executive or that come into the Executive's possession during the Executive's association with the Corporation are and remain the property of the Corporation, and when this Agreement terminates, such Documents shall be returned to the Corporation at the Corporation's principal place of business, as provided in the Notice provision (Section 10) of this Agreement.

c.    Documents. “Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non-identical copies thereof.

d.    Corporation's Clients. The “Corporation's Clients” shall be deemed to be any persons, partnerships, corporations, professional associations or other organizations for or with whom the Corporation has performed Business Activities, including, but not limited to, suppliers or vendors with whom the Corporation has done or is endeavoring to do business.

e.    Restrictive Period. The “Restrictive Period” shall be deemed to be one (1) year following termination of this Agreement.

f.    Restricted Area. The “Restricted Area” shall be deemed to mean the United States.

g.    Business Activities. “Business Activities” shall be deemed to any business activities concerning owning, operating, managing, promoting or soliciting clients for the Corporation’s Business, and any additional material activities which the Corporation or any of its affiliates may engage in during any portion of the twelve (12) months prior to the termination of Executive's employment; provided however, Business Activities shall not include any activities by a business which is primarily involved in the marketing, sale or manufacture of products which are deemed a “tobacco product” by the Food and Drug Administration.

h.    Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7a and b are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Corporation would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive. To the extent that the covenants contained in this Section 7 may later be deemed by a court to be too broad to be enforced with respect to their duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

i.    Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7a and b shall survive the termination of this Agreement and the Executive's employment with the Corporation for the periods specified in those sections except that in the event of Executive’s termination under any of Sections 6d, 6f, or 6g, Executive’s obligations under Section 7a shall be immediately null and void.

j.    Remedies.

(1)

The Executive acknowledges and agrees that the Corporation's remedy at law for a breach or threatened breach of any of the provisions of Section 7a or b herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Corporation. In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 7a or b, the Executive agrees that, in addition to any remedy at law available to the Corporation, including, but not limited to monetary damages, the Corporation may seek appropriate equitable remedies and the Corporation shall be entitled to obtain, and the Executive agrees not to oppose the Corporation's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Corporation.

(2)

The Executive acknowledges that the Corporation may seek injunctive relief for breach or threatened breach of Section 7a or b, subject to the Corporation proving that such relief is necessary and appropriate under applicable law. Nothing herein contained shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach.

8.    Indemnification. The Corporation shall indemnify Executive to the fullest extent permitted by the Corporation’s Articles of Incorporation, Bylaws, and applicable law against any and all liabilities, costs, and expenses (including reasonable attorneys’ fees) incurred in connection with any claim, action, suit, or proceeding in which Executive is involved, or is threatened to be involved, by reason of Executive’s service as CEO and CFO. The Corporation shall maintain directors’ and officers’ liability insurance (“D&O Insurance”) covering the Executive throughout the Term and for such period thereafter as the D&O Insurance policy permits coverage for former officers with respect to actions or omissions during the Term. To the extent that any such payments by the Corporation pursuant to this Section 8 may be subject to repayment by the Executive pursuant to the provisions of the Articles of Incorporation, as amended, and/or By-Laws, or pursuant to North Carolina or Federal law, such repayment shall be due and payable by the Executive to the Corporation in accordance with the terms specified in the applicable provision requiring repayment, if any, which relate to such repayment and to the Corporation's affairs for the period prior to the date of termination of the Executive's employment with the Corporation and as to which Executive has been covered by such applicable provisions; provided however under no circumstances shall such repayment period be in excess of two months from the repayment request date.

9.    Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Corporation hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Corporation may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation (including, without limitation, as set forth in Section 24).

10.    Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive's last place of business or residence as shown on the records of the Corporation, or in the case of the Corporation to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

11.    Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12.    Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

13.    Counterparts. This Agreement may be executed in two or more counterparts, and by actual, electronic or PDF signature, each of which shall be deemed an original but all of which shall constitute but one agreement.

14.    Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by either party without the prior written consent of the other party, except that the Corporation may assign this Agreement in connection with a merger, consolidation, or sale of all or substantially all of its assets, provided that the assignee assumes all obligations under this Agreement.

15.    Governing Law. This Agreement shall become valid when executed and accepted by the Corporation. The parties agree that it shall be deemed made and entered into in the State of North Carolina and shall be governed and construed under and in accordance with the laws of the State of North Carolina. Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Executive is located.

16.    Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

17.    Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

18.    Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

19.    Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

20.    Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, each party shall bear its own attorneys' fees, expenses and costs, except that if the Executive substantially prevails in defending against claims brought by the Corporation under Sections 7a or 7b, the Corporation shall reimburse the Executive's reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

21.    Venue. The Corporation and Executive acknowledge and agree that any case or controversy arising either, directly or indirectly, under or in connection with this Agreement may be brought in the U.S. District Court for Eastern District of North Carolina, or if such court lacks jurisdiction, the state courts of North Carolina in and for Wake County, North Carolina, and each party consents to the jurisdiction such courts.

22.    Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

23.    Role of Counsel. The Executive acknowledges his understanding that this Agreement was prepared at the request of the Corporation by Nason Yeager, Gerson, Harris & Fumero, P.A., its counsel, and that such firm did not represent the Executive in conjunction with this Agreement or any of the related transactions. The Executive acknowledges that he has been advised to obtain the advice of independent counsel of his choosing prior to his execution of this Agreement and has been given reasonable time to do so.

24.    Section 409A.

a.    It is intended that this Agreement and the payments hereunder are exempt from or comply with the requirements of Internal Revenue Code, Section 409A and the Treasury Regulations and guidance promulgated thereunder (collectively, “Section 409A”). In the event that any payment or benefit (or portion thereof) provided pursuant to this Agreement is subject to Section 409A, the applicable terms of this Agreement shall be interpreted in a manner that complies with Section 409A to the fullest extent possible and does not reduce or limit the payment due to Executive. For purposes of Code Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. The Company shall use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained. The Company shall timely use its reasonable business efforts to amend any plan or program in which Executive participates to bring it in compliance with Section 409A.

b.    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (1) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (2) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (3) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (4) such payments shall be made on or before the last day of Executive's taxable year following the taxable year in which the expense was incurred.

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

[Signature Page on Next Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.

THE CORPORATION: cbdMD, Inc.

By:
Scott G. Stephen Chairman of the Board of Directors

THE EXECUTIVE

T. Ronan Kennedy

EXHIBIT A

Award Agreement(s)

A